Exhibit 10.a

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is effective as of September 17, 2010 (the “Resignation Date”), by and between DPL Inc. and The Dayton Power and Light Company (the “Company”) and Douglas C. Taylor (the “Executive”).

WHEREAS, prior to September 17, 2010, the Executive was General Counsel and Senior Vice President, Corporate Development;

WHEREAS, the Executive and the Company have jointly determined that, effective on September 17, 2010, the Executive hereby resigns his position as General Counsel and Senior Vice President, Corporate Development with a Termination Date effective December 1, 2010, at which time the Executive shall resign from his employment with the Company and begin a severance period;

WHEREAS, the Executive resigns his position as General Counsel and Senior Vice President, Corporate Development from any and all officer position or directorship of any other entity for which he was serving at the request of the Company as of September 17, 2010;

WHEREAS, the Company accepts the Executive’s resignations;

WHEREAS, the Company and the Executive desire to set forth the payments and benefits that the Executive will be entitled to receive from the Company in connection with the cessation of his employment with the Company;

WHEREAS, the Company and the Executive wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, the Executive’s resignation from the offices he held and from his employment with the Company;

WHEREAS, the Executive is a participant in the DPL Inc. Severance Pay and Change of Control Plan (the “DPL Severance Pay Plan”), and this Agreement is intended to fully satisfy any obligation of the Company under the DPL Severance Pay Plan; and

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.                                      Resignation.  The Executive hereby resigns effective on September 17, 2010, his position as Senior Vice President, General Counsel and Corporate Development.  The Executive further resigns, effective on September 17, 2010: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all directorships or offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an “Other Entity”) insofar as the Executive is serving in the directorship, office, or position of the Other Entity at the request of the Company.  The Executive further resigns, effective as of the Termination Date, from his employment with the Company, and its subsidiaries and related or affiliated companies.  The Company hereby consents to and accepts said resignations.

2.                                      Additional Compensation and Benefits.  In consideration of the promises made in this Agreement and subject to the conditions hereof, the Company and the Executive agree to the following:

a)                                      Severance Payment.  The severance period will commence on December 1, 2010 and end on or about December 1, 2011.  During the period preceding this severance period, the Executive will continue on the DPL payroll at his existing base pay.  The Executive will be entitled to receive severance payments in the amount of $435,000 (calculated as the sum of 2010 base pay and target bonus.  Such severance payments will be paid in substantially equal installments according to the Company’s then current payroll policies during the period that begins on the day after the expiration of the revocation period described in Section 4(d)(iv) hereof and ends on or about December 1, 2011 (the “Severance Period”), depending on the closest payroll date, provided, however, in no event shall any severance payments be made after this last payroll date.  The amount of each installment payment shall be equal to $435,000 divided by the number of payroll dates in the Severance Period.  During the Severance Period, the Executive will provide reasonable cooperation and assistance in the transition of his duties to other Company personnel.

b)                                      Medical and Dental Insurance.  The Executive’s health coverage expires on December 1, 2010.  The Executive is entitled to receive medical coverage for his and any eligible dependents through COBRA for twelve additional months to be paid by the Company upon his completion of the COBRA paperwork.  Any dental insurance continuing coverage will be the responsibility of the Executive.  The Executive will receive COBRA information, including the cost per month, payment method and applicable forms, about continuing his medical coverage from the Company’s administrator, Aurora Administration Solutions, Ltd.  The administrator should be contacted at (937)275-6280 or 1-888-499-2275 if the Executive has any questions regarding coverage.

c)                                      Outplacement.  The Executive will be eligible to initiate outplacement services with Right Management Consulting, the Company’s designated outplacement service provider within 60 days of September 17, 2010.

The Executive is entitled to six months of executive outplacement services.  Any fees for such outplacement benefits will be paid by the Company directly to the outplacement service provider.

d)                                      Business Expenses.  The Executive will be responsible for any personal charges incurred on any Company credit card or other account used by his and the Executive agrees to pay all such charges when due.  The Company will reimburse the Executive for any pending, reasonable business-related credit card charges for which the Executive has not already been reimbursed provided the Executive files a proper travel and expense report.

e)                                      Executive Incentive Compensation Plan and Long Term Incentive Plan.  Pursuant to the terms of the DPL Inc. Executive Incentive Compensation Plan, the Executive will not be entitled to receive any incentive bonus payment there under for fiscal year 2010.  In addition, pursuant to the terms of the Long Term Incentive Plan — Performance Shares Agreements entered into between the Company and the Executive, the Executive will not be eligible to receive payment of performance shares for any outstanding LTIP period.

f)                                        Withholding.  The Company will withhold such amounts from the payments described in this Paragraph 2 as are required by applicable tax or other law.

g)                                     Other Rights and Obligations.

i)                                        Nothing in this Agreement will affect the vested rights that the Executive may have, based on termination of the Executive’s employment as of the Termination Date, pursuant to any agreement, policy, plan, program or arrangement of the Company providing for payment of accrued vacation pay or retirement benefits under The Dayton Power and Light Company Retirement Income Plan, The Dayton Power and Light Company Employee Savings Plan, the DPL Inc. Employee Stock Ownership Plan, and the DPL Inc. Supplemental Executive Defined Contribution Plan (collectively, the “Retirement Plans”) or deferred compensation under The Dayton Power and Light Company Key Employee Deferred Compensation Plan and the DPL Inc. 2006 Deferred Compensation Plan for Executives, which rights will be governed by the terms thereof, as such agreements, policies, plans, programs or arrangements may be modified from time to time consistent with the terms of such agreements, policies, plans, programs or arrangements.

ii)                                    Except as specifically set forth in this Agreement, no other compensation or benefits are due the Executive under this Agreement, the DPL Severance Pay Plan, or any other agreement, policy or program of the Company.  The Executive agrees that the compensation and benefits due his under this Agreement are intended to and do fully satisfy any obligation of the Company to the Executive under the DPL Severance Pay Plan.

iii)                                In connection with his termination of employment, the Executive will follow the Company’s standard procedures relating to departing employees, including, without limitation, returning (and providing confirmation that he has so returned) all Company owned property, documents and materials (including copies, reproduction, summaries and/or analyses), and all other materials that contain, reflect, summarize, describe, analyze or refer to relate to any items of Confidential Information (as defined below).

3.                                      Non-Solicitation.  For a period of two years after December 1, 2010, the Executive will not (a) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Company, its subsidiaries or affiliates, or otherwise disrupt, impair, damage or interfere with the Company’s, its subsidiaries’ or affiliates’ relationships with their employees or (b) solicit for the Executive’s own behalf or on behalf of any other person(s), any retail customer of the Company, its subsidiaries or affiliates, that has purchased products or services from the Company, its subsidiaries or affiliates, at any time in the twelve months preceding December 1, 2010 or that the Company, its subsidiaries or affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company or its subsidiaries or affiliates or which the Company or its subsidiaries or affiliates have known plans to offer.

4.                                      Release by the Executive.

a)                                      The Executive for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from any and all arbitrations, claims (including claims for attorneys’ fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company (“Claims”), including but not limited to:

i)                                        any  and all Claims, directly or indirectly, arising out of or relating to:  (a) the Executive’s employment with the Company; and (b) the Executive’s resignation as Senior Vice President, General Counsel and Corporate Secretary;

ii)                                    any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of

1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

iii)                                any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

iv)                                   any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Paragraph 2 above.

b)                                      The Executive’s release excludes claims that cannot be waived by law, including the right to file a charge with the Equal Employment Opportunity Commission; provided, however, that the Executive specifically waives and releases the right to any monetary recovery or other relief from such a filing.

c)                                      The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied.  The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 4.  The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

d)                                      The Executive further understands and acknowledges that:

i)                                        the release provided for in this Paragraph 4, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

ii)                                    he has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

iii)                                he has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

iv)                                   he may, within seven days after execution, revoke this Agreement.  Revocation shall be made by delivering a notice of revocation to the Senior Vice President and Chief Administrative Officer at the Company no later than the close of business on the seventh day after the Executive executes this Agreement.  If the Executive does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to the Executive as set forth in Paragraph 2 of this Agreement.

e)                                      The Executive and the Company acknowledge that his resignation is by mutual agreement between the Company and the Executive, and that the Executive waives and releases any claim that he has or may have to reemployment by the Company.

f)                                        For purposes of the above provisions of this Paragraph 4, the “Company” shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

5.                                      Confidential Information.  The Executive acknowledges and agrees that as an employee of the Company, he may have created or had access to information, trade secrets, substances and inventions including confidential information relating to the business or interests of persons with whom the Company or its affiliated companies may have commercial, technical, or scientific relations (“Information”) that is valuable to the Company or its affiliated companies and may lose its value if disclosed to third parties.  The Executive therefore agrees to treat all such Information as confidential and belonging to the Company and to take all actions reasonably requested to confirm such ownership.  The Executive will not, without the prior written consent of the Company, disclose or use the Information.  This non-disclosure obligation shall continue until such Information becomes public knowledge through no fault of the Executive.  The Executive agrees to promptly inform the Company of any request, order, or legal process requesting or requiring the Executive to disclose Information.  The Executive will cooperate with legal efforts by the Company to prevent or limit disclosure of Information.

6.                                      Disclosure.  From the date of this Agreement through the end of the Severance Period, the Executive will communicate the contents of Paragraphs 3, 5, 8, and 10 of this Agreement to any person, firm, association, or corporation other than the Company which he intends to be employed by, associated in business with, or represent.

7.                                      Breach.

a)                                      If the Company determines in good faith that the Executive has breached any of the provisions of this Agreement, then the Company may, upon providing ten calendar days’ advance written notice to the Executive (during which time he has an opportunity to respond in writing to the Company), terminate all remaining payments and benefits described in this Agreement, and in addition, the Company shall be entitled to obtain reimbursement from the Executive of all payments and benefits already provided pursuant to Paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

i)                            The Company will not terminate pursuant to Paragraph 7(a) any benefits in which the Executive had vested as of the Termination Date under the Retirement Plans.  The Executive’s COBRA rights, if any, will not be reduced by any action taken by the Company under Paragraph 7(a).

ii)                        The Executive may challenge any Company action under Paragraph 7(a).

8.                                      Continued Availability and Cooperation.

a)                                      The Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company or from the Termination Date until the end of the Severance Period.  This cooperation by the Executive shall include, but not be limited to:

i)                                        making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

ii)                                    if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore as and to the extent that the Company of the Company’s counsel reasonably requests;

iii)                                refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

iv)                                   cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

b)                                      Except in connection with any investigation, civil or administrative proceeding or arbitration in which the Executive has been named a defendant in his individual capacity, the Company shall reimburse the Executive for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of the Executive, or with the requirements of any third party with whom the Executive has a business relationship permitted hereunder that provides remuneration to the Executive.  The Executive shall not unreasonably withhold his availability for such cooperation.  During the Severance Period, the Executive shall not be entitled to any additional compensation in connection with his services under Paragraph 8(a) of this Agreement.  Thereafter, except in connection with any investigation, civil or administrative proceeding or arbitration in which the Executive has been named a defendant in his individual capacity, the Executive shall, in addition to any other amounts that may be payable to his pursuant to this Agreement or otherwise, be entitled to a payment at an hourly rate of $175 per hour for each reasonable and documented hour spent to perform services under Paragraph 8(a); provided, however, that the Executive shall not be entitled to any payment for time spent preparing to testify or actually testifying under oath.

c)                                      The Company agrees to indemnify the Executive against claims or action, arising from or connected with his past activities as an employee of the Company to the extent permitted under, and in a manner consistent with, the Company’s Code of Regulations and Ohio law.  Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend the Executive for any conduct by the Executive alleged to be intentional or willful or that arises from a violation of any statutory prohibition unless such conduct was specifically requested by the Company.

9.                                      Successors and Binding Agreement.

a)                                      This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b)                                      This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrator, successors, heirs, distributees, and/or legatees.

c)                                      This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 9.

d)                                      This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs (a) and (b) of this Paragraph 9, no third party shall have any rights hereunder.

10.                               Statements to Third Parties.  Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, the Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or comment on its character or business reputation.  The Executive further hereby agrees not: (a) to comment to others concerning the status, plans or prospects of the business of the Company, or (b) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule.  For purposes of this Paragraph 10, the “Company” shall mean DPL Inc. and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.  The Company agrees that its directors and executive officers shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Executive or comment negatively on his character or business reputation.  The foregoing undertakings shall not apply to any statements or opinions that are made under oath in any investigation, civil or administrative proceeding or arbitration in which the individual has been compelled to testify by subpoena or other judicial process or which are privileged communications.

11.                               Notices.  For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Senior Vice President and Chief Administrative Officer) at its principal executive offices and to the Executive at his principal residential address on file with the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith.  Notices of change of address shall be effective only upon receipt.

12.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

13.                               Entire Agreement.  This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and, except to the extent otherwise provided herein, shall supersede all or prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

14.                               Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

15.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

16.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

17.                               Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

18.                               Further Assurances.  Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on September 17, 2010, effective as of the date first set forth above.

DPL Inc.

By

THE DAYTON POWER AND LIGHT COMPANY

By

Douglas C. Taylor